Exhibit 99.1
Press Release: dated September 13 2010
Mymetics’ novel HIV vaccine to begin new NIH-funded study
at University of California, Davis
•	Prof. Christopher J. Miller to lead proof-of-concept study on innovative HIV vaccine aimed at preventing mucosal transmission and infection in macaque monkeys

•	Preclinical trial follows previous study where vaccine provided unprecedented 100% protection
Epalinges, Switzerland, 13 September 2010 – Mymetics Corporation (OTCBB: MYMX), a pioneer in the development of vaccines preventing mucosal transmission of human infectious diseases, announced today that its innovative HIV vaccine will enter a new preclinical trial at the University of California, Davis. The study will be led by Professor Christopher J. Miller of the California National Primate Research Center, a leader in immunodeficiency virus transmission in nonhuman primate models, and partially funded by the NIH (National Institutes of Health). It follows a recently completed smaller study at the Institute of Laboratory Animal Science (ILAS) in Beijing, China in which the vaccine provided an unprecedented 100% protection in macaque monkeys. The vaccine is also currently in a Phase I trial in human volunteers.
Professor Christopher J. Miller said, “Mymetics’ HIV vaccine is the first with a demonstrated ability to prevent viral transmission in primates. We are happy that the NIH has decided to partially fund this study and we hope to confirm the previous findings and learn more about this vaccine’s mechanism of action in providing mucosal protection.”
Jacques-François Martin, CEO of Mymetics, commented, “Almost all other HIV vaccines under investigation target late infection events, once the virus has already invaded the body. Our recent results, showing that protection by mucosal antibodies might play a key role, have elicited strong interest among key opinion leaders, challenging the current dogma that blood antibodies will provide the main protection against mucosally transmitted pathogens like HIV.”
He added: “We are very pleased about our collaboration with Chris Miller, a leading expert in this field and are grateful to the NIH for supporting this new study. This funding represents a milestone and an important recognition of the work performed by Mymetics over the last years, and in particular by Sylvain Fleury, our Chief Scientific Officer, and his team.”
With its HIV-1 (Human Immunodeficiency Virus type 1) vaccine, produced through its proprietary virosome technology and judicious antigen design, Mymetics aims to provide both a first line of defense through mucosal protection as well as a second line of defense against infection through the generation of blood antibodies. By minimizing homology between the vaccine and native human proteins, Mymetics further aims to avoid potential auto-immune complications resulting from cross-reactivity. The new trial, to begin in October 2010, will involve 48 macaque monkeys of a commonly used strain (n=12 per group) and compare three antigen vaccination regimens with placebo, followed by heterologous intra-vaginal challenges with live virus. Results, which will include several new immunological parameters, are expected at the end of Q4 2011.
Recent results obtained from a smaller scale macaque trial in China on Mymetics’ HIV vaccine demonstrated 100% protection in one arm of the study against multiple intra-vaginal challenges with heterologous live virus, while the placebo group became fully infected. These results are unprecedented for this type of HIV vaccine study. The vaccine is also currently in a Phase I clinical trial in Belgium in human volunteers and has already been shown to be well tolerated, as announced in January 2010.
About HIV and the Mymetics vaccine approach
2.7 million new people were infected by HIV in 2008 while an estimated 2 million people died of AIDS in that year. HIV-related illness remains one of the leading global causes of death and is projected to remain so in the coming decades. There is as yet no vaccine available against HIV. However, results of a large Phase III clinical study on an HIV vaccine in Thailand, reported in September 2009, showed a modest protective effect of 31%, providing encouraging support for the feasibility of an effective HIV vaccine.
Traditional approaches to creating a vaccine against HIV have aimed to elicit specific blood antibodies or CTLs (cytotoxic T cells). Both approaches have been largely unsuccessful to date, and importantly, no protection has been seen with heterologous challenges, in which the virus strain differs from the original vaccine. Some of the reasons for the lack of success in the past include the selection of antigens that poorly mimic native viral proteins and folding, as well as the ability of HIV to escape the CTL response through mutations. A CTL response has the further drawback of requiring infection to have already occurred. Despite their importance as protection mechanisms, neither approach is suitable for protecting against initial mucosal transmission of HIV.
A vaccine that blocks HIV transmission across mucosal membranes represents a highly promising but, until now, poorly investigated approach to preventing HIV infection. Obstacles have included a lag in knowledge about the mucosal immune system and its antibody response, as well as the invasiveness of the methods required and the sensitivity of the tests needed to detect mucosal antibodies, compared with blood. However, mucosal antibodies, mostly of the functionally distinct IgA type as opposed to the IgG type found in the blood, are produced in high quantities and may prevent HIV from reaching the bloodstream. Women and men who produce IgA antibodies against the HIV gp41 protein in their mucosal secretions have been found to display resistance to HIV transmission and infection. Mymetics has used its technology and expertise to design a vaccine specifically intended to induce a mucosal antibody response against HIV while also inducing blood antibodies.
About the NIH grant to Professor Christopher J. Miller
A supplement to the Base Grant Operating Grant of the California National Primate Research Center (NCRR 00169) has been awarded by NIH to support a study by Dr Christopher J. Miller, to test the effectiveness of a candidate HIV vaccine from Mymetics Corporation in a nonhuman primate model. Christopher J. Miller, D.V.M., Ph.D. is a Professor of Pathology, Microbiology and Immunology in the School of Veterinary Medicine and an Adjunct Professor of Medicine in the School of Medicine. Dr Miller is a veterinarian and virologist, a core faculty member of the Center for Comparative Medicine and a Staff Scientist at the California National Primate Research Center. His laboratory utilizes nonhuman primate models of AIDS and influenza A virus infection to define the pathogenesis of these viral infections, study the nature of protective antiviral immunity, and test vaccines and immunotherapeutic strategies to prevent AIDS and influenza.
The National Institutes of Health (NIH) — The United States’ Medical Research Agency — includes 27 Institutes and Centers and is a component of the U. S. Department of Health and Human Services. It

is the primary federal agency for conducting and supporting basic, clinical and translational medical research, and it investigates the causes, treatments and cures for both common and rare diseases. For more information about NIH and its programs, visit http://www.nih.gov.
About Mymetics
Mymetics Corporation is a Swiss-based biotechnology company registered in the US (OTC BB: MYMX) developing next-generation preventative vaccines for infectious diseases. Mymetics’ core technology and expertise are based on the use of virosomes, lipid-based carriers containing functional fusion viral proteins, in combination with rationally designed antigens. The company’s vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, which for some pathogens may be essential for the development of an effective vaccine. Mymetics is led by an international and experienced management team and is supported by a strong Scientific Advisory Board composed of renowned experts. The company has established contacts with world leaders in vaccine development.
Mymetics currently has 5 vaccines in its pipeline: HIV-1/AIDS, Influenza, Respiratory Syncytial Virus, Malaria and Herpes Simplex Virus. The company’s HIV vaccine is entering a new proof-of-concept preclinical trial following unprecedented results in a first study, and is also currently in a Phase I clinical trial in human volunteers. A Phase 1b clinical trial for its Malaria vaccine on children in Tanzania has been completed, while RSV and HSV vaccine candidates are in the preclinical phase. The Influenza vaccine has been out-licensed to Solvay Pharmaceuticals (now Abbott). For further information, please visit www.mymetics.com.
Contact:
Ronald Kempers
CFO and COO
Mymetics Corporation
Tel: +41 21 653 4535
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Dynamics Group
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Email: cla@dynamicsgroup.ch
Forward looking statements
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